EXHIBIT E

INFORMATION REGARDING DIRECTORS AND OFFICERS OF THE DEPOSITOR

OLDEN LANE SECURITIES LLC

AS OF MARCH 20, 2015

Name and Title	Experience
Michel Serieyssol, Chief Executive Officer	Mr. Serieyssol has 22 years of experience in the financial services industry where he has held numerous senior and supervisory positions.
Peter Marquardt, Chief Compliance Officer	Mr. Marquardt has 28 years of experience in the financial services industry where he has held numerous senior and supervisory positions.
Yuen Na Chun, Financial Operations Principal	Ms. Chun is a Certified Public Accountant and has 23 years of experience in the financial services industry.

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